Exhibit 10.55
First Amendment to Lease Agreement
          THIS FIRST AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is made effective as of January 27, 2006 (the “Effective Date”), by and between MOFFET OFFICE PARK INVESTORS LLC, a Delaware limited liability company (“Landlord”) and MOLECULAR DEVICES CORPORATION, a California corporation (“Tenant”).
RECITALS
A.	Aetna Life Insurance Company, Landlord’s predecessor-in-interest, and Tenant entered into that certain Lease Agreement, dated as of May 26, 2000 (the “Lease”), which Lease covers certain premises containing approximately Sixty Thousand Sixty-One (60,061) rentable square feet, located at 1311 Orleans Drive, Sunnyvale, California (the “Premises”).
B.	Landlord and Tenant now desire to amend the Lease to modify the Monthly Base Rent schedule and extend the Term, subject to each of the terms, conditions, and provisions set forth herein. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Lease.
AGREEMENT
          NOW THEREFORE, in consideration of the agreements of the Landlord and Tenant herein contained and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:
1.	RECITALS

Landlord and Tenant agree the above recitals are true and correct and are hereby incorporated herein as though set forth in full.

2.	EXTENDED TERM

The Term of the Lease is hereby extended by a term of approximately sixty-four months, and the Expiration Date is hereby modified to be February 28, 2013.

3.	OPTION TO RENEW

The first sentence of Paragraph 48 of the Lease is hereby modified to read as follows:
“The Tenant shall have one (1) option (the “Renewal Option”) to extend the Term for a period of three (3) years beyond the Expiration date (the “Renewal Term”). The Renewal Option is personal to Tenant and may not be exercised by any sublessee or assignee, or by any other successor or assign of Tenant.”

4.	BASE RENT

The Monthly Base Rent payable by Tenant to Landlord, in accordance with Paragraph 4 of the Lease, is hereby modified to be payable in accordance with the following schedule:

Monthly Base Rent	Period	Sq.Ft.	Monthly Base Rate	Monthly Base Rent

	3/1/06-2/28/07	60,061	x $2.18	=$130,932.98
	3/1/07-2/29/08	60,061	x $2.24	=$134,536.64
	3/1/08-2/28/09	60,061	x $2.31	=$138,740.91
	3/1/09-2/28/10	60,061	x $2.38	=$142,945.18
	3/1/10-2/28/11	60.061	x $2.45	=$147,149.45
	3/1/11-2/28/12	60,061	x $2.53	=$151,954.33
	3/1/12-2/28/13	60,061	x $2.60	=$156,158.60

5.	REFURBISHMENT ALLOWANCE

Tenant accepts the Premises as suitable for Tenant’s intended use and as being in good and sanitary operating order, condition, use or occupancy which may be made thereof and without any improvements or alterations by Landlord. Landlord agrees to contribute an amount not to exceed $3.00 per square ($180,183.00) (“Landlord’s Contribution”) toward the cost of any Alterations made to the Premises to refurbish the same (“Tenant’s Refurbishment Work”). Landlord shall pay Landlord’s Contribution to Tenant as reimbursement for actual and reasonable costs incurred by Tenant in performing Tenant’s Refurbishment Work within thirty (30) days following the later to occur of (i) Landlord’s receipt of a Certificate of Occupancy for the Premises, if such is required in connection with Tenant’s Refurbishment Work; (ii) Landlord’s receipt of a certificate from Tenant’s licensed contractor certifying completion of Tenant’s Refurbishment Work in accordance with the construction plans and specifications therefore, which plans and specifications have previously been approved by Landlord; (iii) Landlord’s receipt of documentary evidence reasonably satisfactory to Landlord of all of Tenant’s expenditures for work performed and materials used in completing Tenant’s Refurbishment Work; and (iv) Landlord’s receipt of final, unconditional lien releases in form and content satisfactory to Landlord from all persons or entities providing labor and/or materials in connection with Tenant’s Refurbishment Work. Notwithstanding anything herein to the contrary, if any portion of the Landlord’s Contribution remains unused by Tenant as on March 1, 2007, then Landlord shall have no further obligation to reimburse Tenant for any costs of Tenant’s Refurbishment Work and any such unused portion of Landlord’s Contribution shall belong to Landlord. If the cost of Tenant’s Refurbishment Work exceeds Landlord’s Contribution, then such excess amount shall be borne solely by Tenant.

6.	GENERAL PROVISIONS
(a)	Ratification and Entire Agreement. Except as expressly amended by this Amendment, the Lease shall remain unmodified and in full force and effect. As modified by this Amendment, the Lease is hereby ratified and confirmed in all respects. In the event of any inconsistencies between the terms of this Amendment and the Lease, the terms of this Amendment shall prevail. The Lease as mended by this Amendment constitutes the entire understanding and agreement of Landlord and Tenant with respect to the subject matter hereof, and all prior agreements, representations, and understandings between Landlord and Tenant with respect to the subject matter hereof, whether oral or written, are or should be deemed to be null and void, all of the foregoing having been merged into this Amendment. Landlord and Tenant do each hereby acknowledge that it and/or its counsel have reviewed and revised this Amendment, and agree that no rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall be employed in the interpretation of this Amendment. This Amendment may be amended or modified only by an instrument in writing signed by each of the Landlord and Tenant.

(b)	Brokerage. Tenant hereby represents and warrants to Landlord that it has not retained the services of any real estate broker, finder or any other person whose services would for the basis for any claim for any commission or fee in connection with this Amendment or the transactions contemplated hereby, other than Cresa Partners. Tenant hereby agrees to save, defend, indemnify and hold Landlord free and harmless from all losses, liabilities, damages, and costs and expenses arising from any breach of its warranty and representation as set forth in the preceding sentence, including Landlord’s reasonable attorneys’ fees.

(c)	Authority; Applicable Law; Successors Bound. Landlord and Tenant do each hereby represent and warrant to the other that this Amendment has been duly authorized by all necessary action on the part of such party and that such party has full power and authority to execute, deliver and perform its obligations under this Amendment. This Amendment shall be governed by and construed under the laws of the State of California, without giving effect to any principles of conflicts of law that would result in the application of the laws of any other jurisdiction. This Amendment shall inure to the benefit of and be binding upon Landlord and Tenant and their respective successors and permitted assigns with respect to the Lease.

(d)	Counterparts. This Amendment may be executed in counterparts each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.
IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date first above written.

LANDLORD:	MOFFET OFFICE PARK INVESTORS LLC,
A Delaware limited liability company

By: UBS Realty Investors LLC,
A Massachusetts limited liability company, Its Manager

By: /s/ Thomas Enger
Thomas Enger
Director

TENANT:	MOLECULAR DEVICES CORPORATION,
A California Corporation
By: /s/ Tim Harkness
Tim Harkness
Chief Financial Officer and Senior Vice President Finance and Operations

By: /s/ Patricia Sharp
Patricia Sharp Vice President Human Resources

In Conformance with California Corporations Code §313,
this document is to be signed by (i) the Chairman of the
Board, the president or any vice president, and (ii)
the secretary, any assistant secretary, the chief financial
officer, or any assistant treasurer of the Tenant.